Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-160595 on Form N-1A of our reports dated May 19, 2025, relating to the financial statements and financial highlights of Schwab Ariel Opportunities ETF (formerly, Schwab Ariel ESG ETF) and Schwab Crypto Thematic ETF, both a series of the Schwab Strategic Trust (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year ended March 31, 2025, and to the references to us under the heading “Financial Highlights” in the Prospectuses for Schwab Ariel Opportunities ETF and Schwab Crypto Thematic ETF and under the headings “Independent Registered Public Accounting Firm” and “The Actual Portfolio” in the Statement of Additional Information for Schwab Ariel Opportunities ETF and under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in the Statement of Additional Information for Schwab Crypto Thematic ETF, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
July 24, 2025